Exhibit 10.10

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

            (the “Employee”) and Conceptus, Inc., a Delaware corporation (the “Company”) entered into a Change of Control Agreement, effective as of this             2013 (the “Effective Date”), pursuant to the terms and conditions set forth in this Amended and Restated Change of Control Agreement (the “Agreement”).

RECITALS

A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change of control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”). The Board recognizes that such consideration can be a distraction to the Employee, an executive officer or director-level employee of the Company, and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment with the Company.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

E. Certain capitalized terms used in the Agreement are defined in Section 4 below.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments or benefits, other than as required under applicable law or as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Company’s then existing employee plans and written policies in effect at the time of termination. The terms of this Agreement shall terminate upon the earliest of (i) the date on which Employee ceases to be employed as an executive officer or director-level employee of the Company; (ii) the date that all obligations of the parties hereunder have been satisfied, or (iii) two (2) years after a Change of Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2. EQUITY AWARDS.

(a) HOSTILE TAKEOVER. Subject to Sections 5 and 6 below, in the event of a Hostile Takeover and regardless of whether the Employee’s employment with the Company is terminated in connection with the Hostile Takeover, each stock option, stock appreciation right, restricted stock award, restricted stock unit award or other equity-based award with respect to the Company’s securities (collectively the “Equity Awards”) held by the Employee shall become fully vested and/or immediately exercisable, as applicable, immediately prior to the consummation of the transaction and with respect to the Equity Awards which are in the form of stock options or stock appreciation rights, shall be exercisable to the extent so vested in accordance with the provisions of the agreement and plan pursuant to which such Equity Awards were granted.

(b) CHANGE OF CONTROL. Subject to Sections 5 and 6 below, in the event of a Change of Control and regardless of whether the Employee’s employment with the Company is terminated in connection with the Change of Control, each Equity Award held by the Employee shall become vested and/or immediately exercisable immediately prior to the consummation of the transaction as to one hundred percent (100%) of the shares subject to such Equity Award that have not otherwise vested as of such date. The shares subject to each Equity Award that remain unvested as of the effective date of the transaction shall thereafter vest at the same rate (that is, the same number of shares shall vest during each vesting period) that was in effect prior to the Change of Control, and shall accordingly vest over a period that is one-half of the total vesting period that would otherwise be then remaining under the terms of the agreement pursuant to which each such Equity Award was granted, subject to any acceleration based on the subsequent attainment of performance targets.

3. CHANGE OF CONTROL.

(a) TERMINATION FOLLOWING A CHANGE OF CONTROL. Subject to Sections 5 and 6 below, if the Employee’s employment with the Company is terminated at any time within two (2) years after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i) VOLUNTARY RESIGNATION. If the Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below) or if the Company terminates the Employee’s employment for Cause (as defined below)), then the Employee shall not be entitled to receive severance payments under this Agreement. The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(ii) INVOLUNTARY TERMINATION. If the Employee’s employment terminates as a result of an Involuntary Termination other than for Cause and the termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Employee shall be entitled to receive the following benefits:

(A) severance payments during the period from the date of the Employee’s Separation from Service until the date 18 months after the effective date of the termination (the “Severance Period”) equal to the salary which the Employee was receiving immediately prior to the Change of Control, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices;

(B) monthly severance payments during the Severance Period equal to 1/12th of the Employee’s “target bonus” (as defined below) for the fiscal year in which the termination occurs (or the most recent fiscal year for which a cash target bonus was determined if a cash target bonus has not yet been determined for the fiscal year in which the termination occurs). For purposes of this Agreement, the term “target bonus” shall mean a cash bonus equal to the Employee’s base salary in effect immediately prior to the Change of Control multiplied by that percentage of such base salary that is prescribed by the Company under its Officer Incentive Plan as the percentage of such base salary payable to the Employee as a cash bonus as if the Company pays bonuses at one-hundred percent (100%) of its operating plan;

(C) continuation of all health and life insurance benefits through the end of the Severance Period substantially identical to those to which the Employee was entitled immediately prior to the termination, or to those being offered to officers of the Company, or a successor corporation, if the Company’s benefit programs are changed during the Severance Period;

(D) full and immediate vesting of each Equity Award held by the Employee on the date of termination so that each such Equity Award which is a stock option or a stock appreciation right shall be exercisable in full and all shares subject to other Equity Awards shall be fully vested on the termination date in accordance with the provisions of the agreement and plan pursuant to which such Equity Awards were granted; and

(E) outplacement services with a total value not to exceed $15,000, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of the Employee’s Separation from Service.

(iii) INVOLUNTARY TERMINATION FOR CAUSE. If the Employee’s employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments under this Agreement. The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

(b) TERMINATION APART FROM A CHANGE OF CONTROL.

(i) In the event the Employee’s employment terminates for any reason, either prior to the occurrence of a Change of Control (other than an Anticipatory Termination) or after the two year period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement. The Employee’s benefits will be terminated under the terms of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(ii) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated as a result of an Anticipatory Termination, then (A) the Employee shall be entitled to the severance payments and benefits described in Section 3(a)(ii) and the Severance Period shall commence on the date of the Hostile Takeover or Change of Control, (B) for purposes of determining the amount of the severance benefits described in Sections 3(a)(ii)(A) and (B), the payments shall be based on the salary which the Employee was receiving immediately prior to the date of his or her termination of employment, and (C) in no event shall this Section 3(b)(ii) create an extension of the exercise period of an Equity Award which is a stock option or stock appreciation right beyond the earlier of the latest date upon which the Equity Award could have expired by its original terms under any circumstances or the tenth (10th) anniversary of the original date of grant of the Equity Award.

(c) CODE SECTION 409A. Notwithstanding any provision to the contrary in the Agreement, if the Employee is deemed by the Company at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service with the Company or (ii) the date of the Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 3(c) shall be paid in a lump sum to the Employee (or the Employee’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive the installment payments payable pursuant to this Agreement (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

4. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

(a) ANTICIPATORY TERMINATION. “Anticipatory Termination” shall mean a termination of the Employee’s employment prior to a Change of Control (other than a termination for Cause) which is determined to (i) be at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Hostile Takeover or Change of Control and who subsequently effectuates a Hostile Takeover or Change of Control or (ii) have otherwise occurred in connection with, or in anticipation of, a Hostile Takeover or Change of Control which actually occurs, and in either (i) or (ii), such Hostile Takeover or Change of Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulation Section 1.409A-3(i)(5).

(b) CHANGE OF CONTROL. “Change of Control” shall mean the occurrence of any of the following events:

(i) OWNERSHIP. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) in one or more related transactions is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s outstanding voting securities without regard to whether the Board has approved such acquisition(s).

(ii) MERGER/SALE OF ASSETS. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iii) CHANGE IN BOARD COMPOSITION. A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c) CAUSE. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(d) HOSTILE TAKEOVER. “Hostile Takeover” shall mean any transaction (or one or more related transactions) pursuant to which any “Person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s outstanding voting securities without regard to whether the Board has approved such acquisition(s).

(e) INVOLUNTARY TERMINATION. “Involuntary Termination” means any termination by the Company other than for Cause and the Employee’s voluntary termination, upon 30 days prior written notice to the Company, following (i) any reduction of the Employee’s base compensation, bonus opportunity or benefits (other than equity or equity related benefits or reductions made in connection with a general decrease in base salaries, bonus opportunities or benefits, as applicable for most similarly situated executives of the successor corporation); (ii) the Employee’s refusal to relocate to a location more than 50 miles from the Company’s current location; (iii) any action by the Company that results in a diminution in the Employee’s authority, duties and responsibilities; (iv) a material breach by the Company of any of its obligations hereunder and (v) any failure by a successor to assume and perform the Company’s obligations hereunder.

5. LIMITATION ON PAYMENTS. To the extent that any of the payments or benefits provided for in this Agreement or otherwise to the Employee (collectively the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Equity Awards; reduction of employee benefits. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s Equity Awards (i.e., earliest granted Equity Awards cancelled last) unless the Employee elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Hostile Takeover or Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Hostile Takeover or Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to the Payments, either before or after the application of the Reduced Amount, it shall furnish the Employee and the Company with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employee and the Company.

6. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8. MISCELLANEOUS PROVISIONS.

(a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title or concerning similar subject matter dated prior to the date of this Agreement, including, without limitation, the Prior Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) ARBITRATION.

(i) Except as provided below, any controversy or dispute which establishes a legal or equitable cause of action (“Claim”) between the Employee and the Company arising out of, or relating to Employee’s employment and/or this Agreement shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the Arbitrator.

(ii) Regardless of whether the Federal Arbitration Act would apply by operation of law, Employee and Company agree that the right and duty to resolve any controversy or dispute by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the applicable rules of the American Arbitration Association (“AAA”) in effect as of the date the demand for arbitration is filed. If for any reason the Federal Arbitration Act is found not to apply or govern, this agreement to arbitrate shall be governed by applicable state law.

(iii) The arbitration shall take place before one arbitrator. Such arbitrator shall be provided through the AAA by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of AAA then in effect. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the arbitration.

(iv) The arbitration shall be held at the office of AAA nearest the Company facility to which Employee was assigned prior to the dispute; provided, however, if such office is outside the state in which Employee resides, Employee may cause the arbitration to be held within Employee’s state of residence at a place mutually convenient to the parties thereto and arbitrator.

(v) The costs of arbitration to be paid shall not include any costs unique to arbitration, nor exceed the amount such person would have had to pay in court costs had the matter been pursued in court. The Company shall be responsible for all other cost payable to AAA in connection with the arbitration, including the cost and fees of the arbitrator. The arbitrator shall make such orders with respect to attorneys’ fees and other costs and expenses related to the arbitration as provided by applicable law.

(vi) The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(vii) The arbitrator shall have no authority to amend or modify the terms and conditions of this Agreement, it being expressly understood and agreed that the arbitrator shall have all such powers as a court would have, sitting without a jury, to determine the validity and enforceability of any of the provisions hereof.

(viii) Notwithstanding this Section (f), the Company and the Employee shall have the right to seek from a court of competent jurisdiction provisional non-monetary remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration to the extent such remedies are not available through arbitration or cannot be obtained in a timely fashion through arbitration. The Company and the Employee need not await the outcome of the arbitration before seeking provisional remedies. Seeking any such remedies shall not be deemed to be a waiver of such person’s right to compel arbitration.

(g) LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CONCEPTUS, INC.	EMPLOYEE

By:	By:

Title: